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                          INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this Registration Statement/ Prospectus on Form S-4 of our report dated November 19, 1999 (November 23, 1999, with respect to Note M[3]; December 17, 1999 with respect to Note M[4]) on our audits of the financial statements of DynamicWeb Enterprises, Inc., a New Jersey corporation, as of September 30, 1999 and for each of the years in the two-year period ended September 30, 1999. We also consent to the reference of our firm under the captions "Experts" and "the Company Selected Historical Condensed Financial Data" in the Prospectus.

                                           \s\ Richard A. Eisner & Company, LLP

New York, New York
March 16, 2000